Exhibit 99.1

PRESS RELEASE

1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701	(432) 684-3727	Manager of Investor Relations
http://www.plll.com		cindyt@plll.com

PARALLEL PETROLEUM ANNOUNCES BARNETT SHALE GAS PROJECT UPDATE

MIDLAND, Texas, (BUSINESS WIRE), June 30, 2006 – Parallel Petroleum Corporation (NASDAQ: PLLL) today announced an operations update on its Barnett Shale gas project in Tarrant County, Texas, which began producing on July 10, 2005.

Recent Completions

Since Parallel’s May 10, 2006 operations update press release, 6 new wells have been placed on production in the Company’s Barnett Shale gas project. Five of the new wells are operated by Dale Resources, LLC and the other new well is operated by Four Sevens. These six wells are now producing at a combined rate of approximately 31,600 gross Mcf of gas per day, or 5,266 gross BOE per day (1,385 BOE per day, net to Parallel). The current average daily production rate from each of these six wells ranges from a low of 900 gross Mcf to a high of 7,700 gross Mcf of gas per day.

On March 14, 2006, Parallel announced the results of two wells which were simultaneously fracture stimulated. Parallel now refers to this procedure as a “simo-frac”. Two of the six new wells mentioned above employed this same procedure. As with the initial two “simo-frac’d” wells, these two new wells have also exhibited positive early results with an initial combined rate of approximately 15,000 gross Mcf of gas per day, or 2,500 gross BOE per day (784 BOE per day, net to Parallel).

The picture to the right shows the simultaneous drilling of frac plugs on the two recently “simo-frac’d” wells utilizing coiled tubing units and down-hole motors. Downtown Ft. Worth, Texas is shown in the background.

Current Operations

Including the 6 new wells noted above, Parallel’s Barnett Shale gas project now has a total of 14 wells producing at a combined rate of approximately 47,000 gross Mcf of gas per day, or 7,833 gross BOE per day (2,054 BOE per day, net to Parallel). The current average daily production rate from each of these 14 wells ranges from a low of 750 gross Mcf to a high of 7,700 gross Mcf of gas per day.

In addition, six other wells operated by Dale Resources have been drilled and are currently in various stages of pre-production operations. The next well to be drilled is expected to begin within the next thirty days.

Parallel’s working interest in each of the 4 wells operated by Four Sevens is approximately 25.0% before payout and approximately 18.0% after payout. Parallel’s working interest in each of the 16 wells operated by Dale Resources, LLC varies from a low of approximately 18.5% to a high of approximately 50.0% before payout, and varies from a low of approximately 18.5% to a high of approximately 37.0% after payout.

Other Information

Parallel’s Barnett Shale gas project generated approximately 10% of the Company’s first quarter 2006 daily production (527 BOE per day) and represented approximately 6% of its reserve value as of March 31, 2006.

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Parallel Petroleum Announces Barnett Shale Gas Project Update

June 30, 2006

Parallel’s current leasehold position in the Barnett Shale gas project is approximately 11,700 gross (4,400 net) acres. The Company budgeted approximately $21.1 million for the project in 2006 for the drilling and completion of 18 new wells, pipeline construction and leasehold acquisition, exclusive of the $5.5 million acquisition of additional interests that was announced in the Company’s press release dated March 30, 2006.

Management Comments

Larry C. Oldham, Parallel’s President and CEO, stated, “We are very pleased with the continued success of our Barnett Shale drilling program. Based on our internal review of publicly available data, we believe the initial production rates of the majority of our wells are in the top 1% of all Barnett Shale wells, thus providing further evidence as to the quality of our acreage block.”

The Company

Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the Company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, weaknesses in our internal controls, the inherent variability in early production tests, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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